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                                                             EXHIBIT 6
                                                             ---------



                    NONCOMPETE AND CONFIDENTIALITY AGREEMENT
                    ========================================

          THIS AGREEMENT (the "Agreement") is made and entered into as of this 27th day of January, 1995, by and between CHARTER MEDICAL CORPORATION, a Delaware corporation with its corporate headquarters in Atlanta, Georgia (the "Company"), and E. BYRON HENSLEY, JR. ("Mr. Hensley").


                                R E C I T A L S :
                                ---------------

          1. National Mentor, Inc. ("Mentor") is a private provider of behavioral healthcare services in the homes of trained paraprofessionals and operates an outpatient clinic located in the Boston, Massachusetts, metropolitan area (the "Business"). Mentor is a wholly-owned subsidiary of Magellan Health Services, Inc., a Delaware corporation ("Magellan").

          2. Magellan merged with Charter Acquisition Subsidiary, Inc., a wholly-owned subsidiary of the Company, on January 27, 1995, pursuant to the Agreement of Merger, dated as of December 19, 1994, among the Company, Charter Acquisition Subsidiary, Inc. and Magellan (the "Merger Agreement").

          3. Mr. Hensley is a former stockholder of Magellan and an executive officer of Mentor.

          4. In connection with the Merger Agreement, the Company acquired the "Confidential Information" and "Trade Secrets" (both as defined below) of Mentor and, to protect the Company's substantial investment in the Confidential Information and Trade Secrets, and to protect the goodwill associated with the Company's customer relationships, Mr. Hensley and the Company (together, the "Parties") have agreed to abide by the terms and conditions of this Agreement.

          In consideration of the foregoing, and the representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, the Parties hereby agree as follows:

          1.   Definitions.   The  following terms  shall  have  the
               ===========
     following meanings when used in this Agreement:

               (a)  "Competitor" shall mean any person or Entity engaged,
                     ==========
          wholly or partly, in the Business.

               (b)  "Competitive Position" shall mean: (i) the direct or
                     ====================
          indirect equity ownership (excluding equity ownership of a publicly held company through the ownership of less than five percent (5%) of its outstanding shares) of all or any portion of a Competitor; or (ii) any employment, consulting or independent contractor arrangement with any Competitor
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          for the Services described in this Agreement; provided that the
                                                         =============
          foregoing shall not apply to any employment, consulting or independent contractor arrangement with the parent company, a division or a subsidiary of a Competitor which parent company, division or subsidiary is not a Competitor.

               (c)  "Confidential Information" shall mean the proprietary
                     ========================
          and confidential data or information of the Company or Mentor, other than "Trade Secrets" (as defined below), which is of tangible or intangible value to the Company and is not public information or is not generally known or available to the Company's competitors but is known only to the Company and those of its employees, independent contractors, consultants, customers or agents to whom it must be confided in order to apply it to the uses intended, including, without limitation, informal information regarding the Company's customers or prospective customers (such as lists containing the names, addresses and telephone numbers and/or account information of customers and prospective customers, but not including information that is available to the public), marketing methods and business plans gained by Mr. Hensley as a result of his relationship with the Company or Mentor.

               (d)  "Entity" shall mean any partnership, joint venture,
                     ======
          agency, governmental subdivision, association, firm, corporation or entity.

               (e)  "Restricted Territory" shall mean the continental
                     ====================
          United States, except with respect to the operation of an outpatient clinic, the Restricted Territory shall be the Boston, Massachusetts, metropolitan area. The Parties agree to amend this definition of "Restricted Territory" to reflect any significant contraction of the areas where the Company conducts the Business.

               (f)  "Services" shall mean Mr. Hensley's performance of
                     ========
          executive services to Mentor in his capacity as its Chairman and Chief Executive Officer.

               (g)  "Trade Secrets" shall mean information of the Company
                     =============
          or Mentor, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers or suppliers, which: (x) derives economic value, actual or potential from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and
          (y) is the subject of efforts that are reasonable under the
















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          circumstances to maintain their secrecy; including, without limitation, formalized business, pricing, marketing, and customer or prospective customer information.

               (h)  "Work Product" shall mean work product, property, data,
                     ============
          documentation or information of any kind, prepared, conceived, discovered, developed or created by Mr. Hensley for the Company or Mentor or any of the Company's clients or customers while Mr. Hensley is employed by Mentor.

          2.   Consideration.  The Company shall pay to Mr. Hensley the sum
               =============
     of $230,839.00 in consideration of his undertakings set forth herein. Such sum shall be paid to Mr. Hensley on July 17, 1995, at Charter's option, either in cash or by the issuance to him of such number of freely transferrable whole shares of Charter Common Stock, valued at the closing sale price on July 14, 1995, as reported by AMEX, together with an amount of cash equal to any fractional shares, having a value of $230,839.00. Mr. Hensley acknowledges and agrees that such payment constitutes sufficient and adequate consideration for the covenants and agreements contained in this Agreement.

          3.   Nondisclosure; Ownership of Proprietary Property.
               ================================================

               (a) Mr. Hensley hereby acknowledges that by virtue of Mr. Hensley's relationship with Mentor, Mr. Hensley has been exposed to and will continue to be exposed to the Trade Secrets and Confidential Information. Mr. Hensley further acknowledges that it is in the best business interest of the Company to maintain the strict confidentiality of such Trade Secrets and Confidential Information.

               (b) In recognition of the need of the Company to protect its legitimate business interests, Mr. Hensley hereby covenants and agrees that (i) with regard to each item constituting a Trade Secret, at all times during his affiliation with the Company and all times thereafter during which such item continues to constitute a Trade Secret under applicable law; and (ii) with regard to any Confidential Information, for five (5) years after the date of this Agreement, he shall regard and treat each item constituting a Trade Secret or Confidential Information as strictly confidential and wholly owned by Company and will not, for any reason in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate or otherwise communicate any such item or information to any Entity for any person or purpose other than strictly in accordance with the express terms of this Agreement.






















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               (c)  To the greatest extent possible, any Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. 101 et. seq., as amended) and owned
                               ==  ===
          exclusively by the Company. Mr. Hensley hereby unconditionally and irrevocably transfers and assigns to the Company all rights, title and interest he may currently have or in the future may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights. Mr. Hensley agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate to vest complete title and ownership of any Work Product, and all rights therein, exclusively in the Company.

               (d) Mr. Hensley shall notify the Company as soon as practicable of any unauthorized disclosure or use of any Trade Secrets or Confidential Information by him or any other person of which he becomes aware. Mr. Hensley shall use reasonable efforts to assist Company in the procurement or any protection of Company's rights to or in any of the Trade Secrets or Confidential Information; provided, however, that the foregoing shall not require Mr. Hensley to institute litigation to procure or protect such rights.

               (e) Immediately upon termination of his affiliation with the Company, or at any point upon the specific request of the Company, Mr. Hensley shall return to the Company all written or descriptive materials of any kind in his possession that constitute or contain any Confidential Information or Trade Secrets, and the confidentiality obligations of this Agreement shall continue until their expiration under the terms of this Agreement.

          4.   Non-Competition.  Mr. Hensley agrees that for five (5) years
               ===============
     after the date of this Agreement, he will not accept or enter into a Competitive Position with a Competitor located in the Restricted Territory. So long as he is affiliated with the Company, Mr. Hensley shall not accept or enter into a Competitive Position with a Competitor, no matter where located.

          5.   Nonsolicitation of Employees and Customers.  Mr. Hensley
               ==========================================
     covenants and agrees that for five (5) years after the date of this Agreement, he will not, either directly or indirectly, alone or in conjunction with any other person or Entity: (a) solicit any employee, consultant, contractor or other personnel of the Company, Magellan or Mentor, to terminate, alter or lessen his affiliation with the Company, Magellan or Mentor; or (b) solicit, divert or appropriate any customer or actively sought prospective customer of the Company, Magellan or Mentor



















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     for or on behalf of any Competitor (provided, however, that after termination of his affiliation with the Company, this restriction shall only apply to his solicitation of customers or actively sought prospective customers with whom he had material contact in connection with his performing the Services for or on behalf of the Company).

          6.   Acknowledgment.  Mr. Hensley and the Company acknowledge and
               ==============
     agree that the covenants set forth in Sections 3, 4, and 5 are reasonable as to time, scope and territory given the Company's need to protect its Trade Secrets, Confidential Information and its substantial investment in its customer base, particularly given
     (a) the complexity and competitive nature of the Company's business, and (b) that he has sufficient skills to find alternative, commensurate employment or consulting work in his field of expertise that would not violate Section 3, 4, or 5.

          7.   Remedies: Damages, Injunctions and Specific Performance.
               =======================================================
     The Parties expressly understand and agree that the covenants and agreements to be rendered and performed by Mr. Hensley pursuant to
     Section 3, 4 or 5 are special, unique, and of extraordinary character, and in the event of any default, breach or threatened breach by him of
     Section 3, 4 or 5 (collectively, the "Material Paragraphs"), the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, and shall be entitled to such legal and equitable relief, including, without limitation, any proceedings to: (i) obtain damages for any breach of this Agreement by him; (ii) order the specific performance thereof by him; or (iii) enjoin him from breaching such provisions.

          If the Company shall seek to enjoin Mr. Hensley from defaulting in the performance of or breaching any provision or Section of this Agreement, he shall waive and hereby waives the defense that the Company has or will have an adequate remedy at law.

          8.   Miscellaneous Provisions.
               ========================
          (a)  Interpretation. Should any provision of this Agreement
               ==============
     require judicial interpretation, the Parties agree that the judicial body interpreting or construing such provision shall not apply the assumption that the terms of this Agreement shall be more strictly construed against either one or the other party because of the rule of construction that an instrument is to be construed more strictly against the drafting party, it being agreed that all of the Parties and/or their agents have participated in the preparation of this Agreement.























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          (b)  Assignment; Successors in Interest.  Neither this Agreement
               ==================================
     nor any rights or obligations of Mr. Hensley hereunder shall be transferable or assignable by him without the prior written consent of the Company, and any attempted transfer or assignment of this Agreement by him not in accordance with this subsection shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns, and any reference to a Party shall also be a reference to a permitted successor or assign.

          (c)  Severability.  All paragraphs and subparagraphs of this
               ============
     Agreement are severable, and the unenforceability or invalidity of any of the paragraphs or subparagraphs of this Agreement shall not affect the validity or enforceability of the remaining paragraphs or subparagraphs of this Agreement, but such remaining paragraphs or subparagraphs shall be interpreted and construed in such a manner as to carry out fully the intention of the Parties, provided, however,
                                                      -------- --------
     that should any judicial body interpreting this Agreement deem any provision of this Agreement to be unreasonably broad in time, territory, scope or otherwise, it is the intent and desire of the Parties that such judicial body, to the greatest extent possible, reduce the breadth of such provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid. Mr. Hensley acknowledges and agrees that the covenants and agreements contained in this Agreement, including, without limitation, the covenants and agreements contained in the Material Paragraphs, shall be construed as covenants and agreements independent of each other and of any other provision of this Agreement or any other contract between the Parties and that the existence of any claim or cause of action by him against the Company, whether predicated upon this Agreement or any other contract, shall not constitute a defense to the enforcement by the Company of such covenants, agreements and the Material Paragraphs.

          (d)  Notices.  All notices, communications and deliveries by this
               =======
     Agreement shall be made in writing signed by the Party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made, and shall be deemed given or made on the date delivered if delivered by telecopy or in person or on the third (3rd) business day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

          To Charter:

               Charter Medical Corporation
               3414 Peachtree Road, N.E.
               Suite 1400
               Atlanta, Georgia  31326
               Attn:  Steve J. Davis
               Telecopy No.:  (404) 814-5795







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          with a copy to:

               King & Spalding
               191 Peachtree Street
               Atlanta, Georgia  30303-1763
               Attn:  Mr. Robert W. Miller
               Telecopy No.:  (404) 572-5144


          To Mr. Hensley:

               1 Mason Road
               Brookline, MA  02146


          with a copy to:

               Sullivan & Worcester
               One Post Office Square
               Boston, MA  02109
               Attn:  Richard E. Teller
               Telecopy No.:  617/338-2880


          or to such other representative or at such other address of a Party as such Party hereto may furnish to the other Parties in writing. If notice is given pursuant to this subsection of any assignment to a permitted successor or assign of a Party hereto in accordance with this subsection, the notice shall be given as set forth above to such successor or assign of such Party.

               (e)  Amendments.  To the extent permitted by law, this
                    ==========
          Agreement may be amended by a subsequent writing signed by all of the Parties.

               (f)  Controlling Law; Integration; Waiver.  This Agreement
                    ====================================
          shall be governed by and construed and enforced in accordance with the laws of the State of Delaware. This Agreement supersedes all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement and constitutes the entire agreement among the Parties to this Agreement. The failure of any Party at any time or times to require performance of any provisions of this Agreement shall in no manner affect the right to enforce the same. No waiver by any Party of any conditions, or of the breach of any term, provision,





















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          warranty, representation, agreement or covenant contained in this
          Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach of any other term, provision, warranty, representation, agreement or covenant contained in this Agreement.

               (g)  Time of the Essence; Computation of Time.  Time is of
                    ========================================
          the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon a Saturday, Sunday or any date on which banks in Atlanta, Georgia are closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

               (h)  Captions.  The titles, captions and table of contents
                    ========
          contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Sections are references to Sections of this Agreement.

               (i)  Counterparts.  This Agreement may be executed in two or
                    ============
          more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.








































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          IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.


                                         CHARTER MEDICAL CORPORATION:
                                         ===========================
           (Corporate Seal)

     Attest:                             By: /s/ Michael Catalano
                                            --------------------------
                                            Name: Michael Catalano
                                            Title: Vice President Planning
                                                   and Development


     By: /s/ Kirk D. McConnell
        --------------------------
        Name: Kirk D. McConnell
        Title: Assistant Secretary


                                         /s/ E. Byron Hensley, Jr.
                                         -----------------------------
                                         E. BYRON HENSLEY, JR.



     Witness:

     /s/ Richard E. Teller
     ---------------------------